July 18, 2012
Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Second-Quarter 2012 Net Income of $2.5 Billion or $0.19 Per Diluted Share

Record Tier 1 Common Capital Ratio of 11.24 Percent Under Basel 1, up 46 Basis Points Since March 31, 2012

Tier 1 Common Capital Ratio Under Basel 3 Estimated at 8.10 Percent at June 30, 20121

Long-term Debt Down $53 Billion From Q1-12, Driven by Maturities and Liability Management Actions; Time-to-Required Funding Improved to Record 37 Months

Investment Bank Ranked No. 2 in Global Net Investment Banking Fees for First-half 2012

Global Wealth and Investment Management Reported Record Asset Management Fees of $1.6 Billion, Driven by Market Gains and Solid Long-term Assets Under Management Flows

First-lien Mortgage Originations up 18 Percent From Q1-12

Consumer and Business Banking Average Deposit Balances up $10.3 Billion, or 2.2 Percent From Q1-12

Provision for Credit Losses Declined to Lowest Level Since Q1-07 as Credit Quality Continues to Improve

Phase 2 of New BAC Expected to Yield Cost Annualized Savings of $3 Billion by Mid-2015, Total New BAC Annualized Cost Savings Now Projected to Be $8 Billion

CHARLOTTE — Bank of America Corporation today reported net income of $2.5 billion, or $0.19 per diluted share, for the second quarter of 2012, compared to a net loss of $8.8 billion, or $0.90 per diluted share in the second quarter of 2011. The year-ago quarter included a total of $18.2 billion in pretax charges for certain mortgage-related items and other selected adjustments, including provisions for representations and warranties and goodwill impairment.2

[1]
The Basel Tier 1 common capital ratio is based on certain assumptions with respect to the final Basel 3 rules and is expected to evolve over time, as the Basel 3 rules evolve and the Company's businesses change. For more information, see the Capital and Liquidity section of this press release on page 15.

[2]	Refer to pages 15-16 of the company's second-quarter 2011 earnings press release dated July 19, 2011 for table indicating mortgage-related items and other selected adjustments.

Relative to the same quarter a year ago, the results for the second quarter of 2012 reflect higher mortgage banking income, driven largely by lower provisions for representations and warranties, the absence of the goodwill impairment charge and improved credit quality across most major portfolios. In addition, the company had solid contributions from the wealth management and corporate and commercial banking businesses. This was partially offset by lower net interest income from the continued low-rate environment and lower loan levels.

“In a challenging global economy, we still see opportunities to do more with our customers and clients. Lending to commercial businesses increased for the sixth straight quarter -- with small business lending and commitments up 23 percent in a year -- and consumer credit is in the best shape in years,” said Brian Moynihan, chief executive officer. “This quarter we surpassed 10 million mobile banking customers, up 34 percent in a year. With about 45,000 new mobile customers a week, we are adapting to meet customer needs and to do more with them.”

“Once again, we had strong capital generation this quarter through a combination of earnings growth and a reduction in risk-weighted assets," said Chief Financial Officer Bruce Thompson. "In one year, our Tier 1 common capital ratios have gone from being the lowest of the major U.S. banks to among the highest, and we've maintained our strong liquidity levels even as we reduced our long-term debt by $125 billion."

As of June 30, 2012, the company's Basel 3 Tier 1 common capital ratio on a fully phased-in basis was estimated at 8.10 percent. This compares with the company's previous guidance of achieving a Basel 3 Tier 1 common capital ratio of more than 7.50 percent on a fully phased-in basis by year-end 2012.

"The fact that we exceeded our previous guidance for Basel 3 six months ahead of schedule points to the significant progress we have made this year to build capital, reduce risk-weighted assets and position the company for long-term growth," Thompson added.

Selected Financial Highlights

	Three Months Ended
(Dollars in millions except per share data)	June 30 2012	March 31 2012	June 30 2011
Net interest income, FTE basis[1]	$9,782	$11,053	$11,493
Noninterest income	12,420	11,432	1,990
Total revenue, net of interest expense, FTE basis	22,202	22,485	13,483
Provision for credit losses	1,773	2,418	3,255
Noninterest expense[2]	17,048	19,141	22,856
Net income (loss)	2,463	653	(8,826)
Diluted earnings per common share	$0.19	$0.03	$(0.90)

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 24-27 of this press release. Net interest income on a GAAP basis was $9.5 billion, $10.8 billion and $11.2 billion for the three months ended June 30, 2012, March 31, 2012 and June 30, 2011. Total revenue, net of interest expense on a GAAP basis, was $22.0 billion, $22.3 billion and $13.2 billion for the three months ended June 30, 2012, March 31, 2012 and June 30, 2011.

[2]	Includes a goodwill impairment charge of $2.6 billion in the second quarter of 2011.

Key Business Highlights

The company made significant progress in the second quarter of 2012 in line with its operating principles, including the following developments:

Be customer-driven

•
Bank of America extended approximately $107 billion in credit in the second quarter of 2012. This included $68.4 billion in commercial non-real estate loans, $18.0 billion in residential first mortgages, $8.2 billion in commercial real estate loans, $4.3 billion in U.S. consumer and small business card, $930 million in home equity products and $6.7 billion in other consumer credit.

•
The $18.0 billion in residential first mortgages funded in the second quarter helped more than 72,000 homeowners either purchase a home or refinance an existing mortgage. This included more than 5,000 first-time homebuyer mortgages originated by retail channels, and nearly 22,000 mortgages to low- and moderate-income borrowers. Approximately 19 percent of funded first mortgages were for home purchases and 81 percent were refinances.

•
The company originated approximately $4.0 billion in small business loans and commitments in the first six months of 2012, up 23 percent from the year-ago period, reflecting its continued focus on supporting small businesses.

•	The company raised $125 billion in capital for clients in the second quarter of 2012, which helped clients support the economy.

•	Period-end loan balances in Global Wealth and Investment Management grew $2.5 billion, or 2.4 percent, from the first quarter of 2012 to a record $105.4 billion on higher securities-based lending.

•
Bank of America continued to add to its team of more than 17,500 Financial Advisors during the second quarter of 2012. The total number of Wealth Advisors in Global Wealth and Investment Management, including those Financial Advisors in Consumer and Business Banking, rose for the 12th consecutive quarter.

•
The company continued to deepen relationships with customers. The number of mobile banking customers rose 34 percent from the year-ago quarter to 10.3 million customers, and the number of new U.S. consumer credit card accounts opened in the second quarter of 2012 was up 7 percent from the year-ago quarter.

•
The company continued to expand relationships with corporate and commercial banking clients, with average commercial and industrial loan and lease balances up 11.5 percent from the second quarter of 2011.

•	Bank of America Merrill Lynch (BofA Merrill) continued to rank No. 2 globally in net investment banking fees during the first half of 2012, including self-led deals, as reported by Dealogic.

Continue to build a fortress balance sheet

•
Regulatory capital ratios increased significantly, with the Tier 1 common capital ratio under Basel 1 increasing to 11.24 percent in the second quarter of 2012, up 46 bps from the first quarter of 2012 and 301 bps higher than the second quarter of 2011.

•
The Tier 1 common capital ratio under Basel 3 on a fully phased-in basis was estimated at 8.10 percent as of June 30, 2012. This compares with the company's previous guidance of achieving a Basel 3 Tier 1 common capital ratio of more than 7.50 percent on a fully phased-in basis at year-end 2012.[1]

•
The company continued to maintain strong liquidity in the second quarter of 2012 while significantly reducing long-term debt. Global Excess Liquidity Sources totaled $378 billion at June 30, 2012, compared to $406 billion at March 31, 2012 and $402 billion at June 30, 2011. Long-term debt declined to $302 billion at June 30, 2012 from $355 billion at March 31, 2012 and $427 billion at June 30, 2011.

•	Time-to-required funding increased to a record 37 months at June 30, 2012, from 31 months at March 31, 2012 and 22 months at June 30, 2011.

Manage risk well

•
The provision for credit losses declined 46 percent from the year-ago quarter, reflecting improved credit quality across most major consumer and commercial portfolios and the impact of underwriting changes implemented over the past several years.

•
The allowance for loan and lease losses to annualized net charge-off coverage ratio was 2.08 times in the second quarter of 2012, compared with 1.97 times in the first quarter of 2012 and 1.64 times in the second quarter of 2011. Excluding purchased credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.46 times, 1.43 times and 1.28 times for the same periods, respectively.

•
The company continued to manage its sovereign and non-sovereign exposures in Europe. Total exposure to Greece, Italy, Ireland, Portugal and Spain, including net credit default protection, declined to $9.6 billion at June 30, 2012, from $9.8 billion at March 31, 2012 and $16.7 billion at June 30, 2011.

[1]
The Basel Tier 1 common capital ratio is based on certain assumptions with respect to the final Basel 3 rules and is expected to evolve over time, as the Basel 3 rules evolve and the company's businesses change. For more information, see the Capital and Liquidity section of this press release on page 15.

Deliver for our shareholders

•	The company continued to focus on strengthening the balance sheet by increasing capital and maintaining strong liquidity and reserve levels.

•
Tangible book value per share[1] increased to $13.22 at June 30, 2012, compared to $12.87 at March 31, 2012 and $12.65 at June 30, 2011. Book value per share was $20.16 at June 30, 2012, compared to $19.83 at March 31, 2012 and $20.29 at June 30, 2011.

•
During the quarter, the company retired $5.5 billion of debt and trust-preferred securities for cash that resulted in total gains of $505 million. These actions, combined with the debt maturities in the second quarter of 2012 and additional liability management actions announced for the third quarter of 2012, are expected to benefit quarterly net interest income by approximately $300 million, of which $60 million was recognized in the second quarter of 2012.

Manage efficiency well

•
Noninterest expense declined to $17.0 billion in the second quarter of 2012 from $19.1 billion in the first quarter of 2012 and $22.9 billion in the second quarter of 2011 as the company continued to focus on streamlining and simplifying its businesses.

•	The company continued to approve and implement employee-generated ideas as part of Project New BAC. To date, more than 3,100 employee-submitted ideas have been accepted as initiatives.

•
Bank of America remains on track to exceed its previously announced goal of achieving 20 percent of the $5 billion in annualized targeted cost savings from Phase 1 by the end of 2012. With Phase 2 evaluations now complete, the company expects a total of $8 billion in annualized cost savings from New BAC by mid-2015.

•
At June 30, 2012, the company had 275,460 full-time employees, down 3,228 from the end of the prior quarter, and 12,624 less than June 30, 2011. Excluding FTE increases in Legacy Assets and Servicing to handle increasing government and private programs for housing, the number of full-time employees is down nearly 20,000 from the year-ago quarter.

[1]
Tangible book value per share of common stock is a non-GAAP measure. Other companies may define or calculate this measure differently. For reconciliation to GAAP measures, refer to pages 24-27 of this press release.

Business Segment Results

The company reports results through five business segments: Consumer and Business Banking (CBB), Consumer Real Estate Services (CRES), Global Banking, Global Markets, and Global Wealth and Investment Management (GWIM), with the remaining operations recorded in All Other.

Consumer and Business Banking

	Three Months Ended
(Dollars in millions)	June 30 2012	March 31 2012	June 30 2011
Total revenue, net of interest expense, FTE basis	$7,326	$7,422	$8,681
Provision for credit losses	1,131	877	400
Noninterest expense	4,359	4,247	4,377
Net income	1,156	1,455	2,502
Return on average equity	8.70%	11.05%	19.10%
Return on average economic capital[1]	20.31	26.16	45.87
Average loans	$136,872	$141,578	$155,122
Average deposits	476,580	466,240	467,179

	At June 30 2012	At March 31 2012	At June 30 2011
Client brokerage assets	$72,226	$73,422	$69,000

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 24-27 of this press release.

Business Highlights

•
Successfully integrated 11.0 million customers and 18.5 million deposit accounts into one banking platform, which provides our customers with a convenient and consistent banking network across the franchise.

•
The number of new U.S. credit card accounts opened in the second quarter of 2012 was up 7 percent from the year-ago quarter. During the second quarter of 2012, the number of BankAmericard Cash Rewards cards grew by 37 percent to 1.4 million.

•
Average deposit balances increased 2.0 percent from the year-ago quarter, driven by growth in liquid products in a low rate environment. The rates paid on deposits declined 8 basis points in the second quarter of 2012 from the year-ago quarter due to pricing discipline and a shift in the mix of deposits.

Financial Overview

Consumer and Business Banking reported net income of $1.2 billion, down $1.3 billion from the year-ago quarter, due to lower revenue and higher credit costs.

Revenue of $7.3 billion decreased $1.4 billion from the year-ago quarter. Net interest income of $4.7 billion decreased $845 million primarily from lower average loans and the continued low rate environment.

Noninterest income declined $510 million to $2.6 billion, primarily from the implementation of debit card interchange fee rules as a result of the Durbin Amendment and a gain on the sale of certain portfolios in the second quarter of 2011. Provision for credit losses, primarily within the Card Services business, increased $731 million from the year-ago quarter to $1.1 billion as portfolio trends began to stabilize. Net charge-offs declined to $1.7 billion in the second quarter of 2012 from $2.6 billion in the year-ago quarter.

Noninterest expense of $4.4 billion remained relatively flat from the year-ago quarter as lower operating expenses were offset by an increase in litigation expense.

Consumer Real Estate Services

	Three Months Ended
(Dollars in millions)	June 30 2012	March 31 2012	June 30 2011
Total revenue, net of interest expense, FTE basis	$2,521	$2,674	$(11,315)
Provision for credit losses	186	507	1,507
Noninterest expense[1]	3,556	3,905	8,625
Net loss	(768)	(1,145)	(14,506)
Average loans	106,725	110,755	121,683

	At June 30 2012	At March 31 2012	At June 30 2011
Period-end loans	$105,304	$109,264	$121,553

[1]	Includes a goodwill impairment charge of $2.6 billion in the second quarter of 2011.

Business Highlights

•
Bank of America funded $18.9 billion in residential home loans and home equity loans during the second quarter of 2012, compared to $16.0 billion in the first quarter of 2012 and $19.6 billion in the second quarter of 2011, excluding correspondent originations.

•
The mortgage portfolio serviced for investors declined to $1.2 trillion at the end of the second quarter of 2012 from $1.3 trillion at the end of the first quarter of 2012 and $1.6 trillion at the end of the second quarter of 2011. Capitalized mortgage servicing rights (MSR) as a percent of the portfolio declined to 47 basis points at June 30, 2012 from 58 basis points at March 31, 2012 and 78 basis points at June 30, 2011. The MSR balance was $5.7 billion at June 30, 2012, compared with $7.6 billion at March 31, 2012 and $12.4 billion at June 30, 2011.

•
The number of 60+ day delinquent first mortgage loans serviced by Legacy Assets and Servicing declined to 1.06 million loans at the end of the second quarter of 2012 from 1.09 million at the end of the first quarter of 2012, and 1.28 million at the end of the second quarter of 2011.

Financial Overview

Consumer Real Estate Services reported a net loss of $768 million for the second quarter of 2012, compared to a net loss of $14.5 billion for the same period in 2011. The improvement was due primarily to higher mortgage-related charges in the prior year period, including $14.0 billion in representations and warranties provision, a $2.6 billion non-cash goodwill impairment charge and $2.6 billion in other mortgage-related costs.

While the home loan production businesses remained profitable, the continued high costs of managing delinquent and defaulted loans in the servicing portfolio combined with the costs associated with managing other legacy mortgage exposures resulted in the overall net loss for CRES for the quarter.

Revenue increased $13.8 billion from the second quarter of 2011 to $2.5 billion in the second quarter of 2012, driven by higher mortgage banking income, partially offset by lower insurance income due to the sale of Balboa Insurance in mid-2011. Both revenue and mortgage banking income increased from the year-ago quarter due to lower representations and warranties provision and higher servicing income, driven by more favorable MSR results, net of hedges.

While CRES loan fundings declined by 62 percent compared to the same period in 2011, largely due to the exit from the correspondent channel in late 2011, core production revenue increased slightly due to the higher margins on direct originations.

Representations and warranties provision was $395 million in the second quarter of 2012, compared to $14.0 billion in the second quarter of 2011. In the year-ago period, the company recorded $8.6 billion in provision and other expenses related to the agreement to resolve nearly all of the legacy Countrywide-issued first-lien non-GSE RMBS repurchase exposures, and $5.4 billion in provision related to other non-GSE, and to a lesser extent, GSE exposures.

The provision for credit losses in the second quarter of 2012 decreased $1.3 billion from the year-ago quarter to $186 million, driven by improved portfolio trends.

Noninterest expense, excluding the $2.6 billion non-cash goodwill impairment charge in the second quarter of 2011, decreased 41 percent to $3.6 billion, primarily due to lower litigation expense and mortgage-related assessments, waivers and other similar costs associated with foreclosure delays, as well as lower direct production expenses due to lower volume and the exit from correspondent lending. These declines were partially offset by higher default related servicing expenses.

Global Banking

	Three Months Ended
(Dollars in millions)	June 30 2012	March 31 2012	June 30 2011
Total revenue, net of interest expense, FTE basis	$4,285	$4,450	$4,659
Provision for credit losses	(113)	(238)	(557)
Noninterest expense	2,165	2,177	2,221
Net income	1,406	1,590	1,921
Return on average equity	12.31%	13.98%	16.37%
Return on average economic capital[1]	26.83	30.67	34.06
Average loans and leases	$267,812	$277,074	$260,144
Average deposits	239,054	237,531	235,662

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 24-27 of this press release.

Business Highlights

•
Bank of America Merrill Lynch (BofA Merrill) was ranked No. 2 globally in net investment banking fees, including self-led deals, for the first half of 2012 according to Dealogic. During the second quarter of 2012, based on deal volume, BofA Merrill was ranked No. 1 globally in equity capital markets and was among the top three banks in high-yield corporate debt, leveraged loans, convertible debt, common stock underwriting, investment-grade corporate debt, asset-backed securities and syndicated loans.

•	Average loans and leases increased $7.7 billion, or 3 percent, and average deposits rose $3.4 billion, or 1 percent, from the year-ago quarter.

•
Credit quality continued to improve as nonperforming assets declined by $2.7 billion, or 45 percent, and total reservable criticized loans declined by $12.0 billion, or 45 percent, compared to the year-ago quarter.

Financial Overview

Global Banking reported net income of $1.4 billion, down $515 million from the year-ago quarter, from lower revenues and provision expense benefit partially offset by a decline in noninterest expense. Revenue of $4.3 billion was down 8 percent from the year-ago quarter, primarily due to lower investment banking fees, the lower rate environment and accretion on certain acquired portfolios.

Global Corporate Banking revenue increased to $1.5 billion in the second quarter of 2012 from $1.4 billion in the year-ago quarter, while Global Commercial Banking revenue declined to $2.0 billion in the second quarter of 2012 from $2.3 billion in the second quarter of 2011. Business Lending revenue was $2.0 billion in the second quarter of 2012, down from $2.2 billion in the year-ago quarter. Treasury Services revenue was $1.5 billion in the second quarter of 2012, compared to $1.6 billion in the second quarter of 2011. Firmwide investment banking fees, including self-led deals, declined to $1.2 billion from $1.7 billion in the year-ago quarter, mainly due to lower underwriting fee revenue.

The provision for credit losses was a benefit of $113 million in the second quarter of 2012, compared to a benefit of $557 million in the prior-year quarter. Asset quality continued to improve across all major portfolios with declines in reservable criticized loan balances. Noninterest expense was $2.2 billion, down 3 percent from the year-ago quarter, primarily from lower personnel expense.

Average loans and leases increased $7.7 billion, or 3 percent from the year-ago quarter, due to growth in domestic and international commercial and industrial loans and international trade finance. Average deposits increased $3.4 billion from the prior-year quarter as balances continued to grow from excess market liquidity and limited alternative investment options.

Global Markets

	Three Months Ended
(Dollars in millions)	June 30 2012	March 31 2012	June 30 2011
Total revenue, net of interest expense, FTE basis	$3,365	$4,193	$4,413
Provision for credit losses	(14)	(20)	(8)
Noninterest expense	2,711	3,076	3,263
Net income	462	798	911
Return on average equity	10.84%	17.52%	15.90%
Return on average economic capital[1]	14.92	23.54	19.99
Total average assets	$581,952	$558,594	$622,915

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 24-27 of this press release.

Business Highlights

•
Sales and trading revenue was $3.2 billion in the second quarter of 2012, compared to $3.8 billion in the first quarter of 2012 and $3.7 billion in the second quarter of 2011. Sales and trading revenue, excluding DVA losses, was $3.3 billion in the second quarter of 2012, compared to $5.2 billion in the first quarter of 2012 and $3.6 billion in the second quarter of 2011.

•
Risk-weighted assets in the Global Markets business declined to $196 billion in the second quarter of 2012 from $243 billion in the second quarter of 2011 as the company continued to reduce legacy risk exposures.

Financial Overview

Global Markets revenue declined $1.0 billion from the year-ago quarter to $3.4 billion due to lower trading volumes, new issuance activity and client flows. The current quarter included DVA losses of $156 million, compared to gains of $123 million in the year-ago quarter.

Net income was $462 million in the second quarter of 2012, compared with net income of $911 million in the year-ago quarter. Noninterest expense of $2.7 billion was $552 million lower than the year-ago quarter primarily driven by a decrease in personnel-related expense.

Fixed Income, Currency and Commodities sales and trading revenue, excluding DVA, was $2.6 billion in the second quarter of 2012, flat from the year-ago quarter and $1.6 billion lower than the first quarter of 2012. Market uncertainty stemming from the eurozone crisis and slower economic growth contributed to a decline in trading volumes and a lower appetite for risk among investors. Equities sales and trading revenue was $759 million, a decline of $318 million from the year-ago quarter. Volumes remained at low levels impacting trading and commission revenues.

Global Wealth and Investment Management

	Three Months Ended
(Dollars in millions)	June 30 2012	March 31 2012	June 30 2011
Total revenue, net of interest expense, FTE basis	$4,317	$4,360	$4,495
Provision for credit losses	47	46	72
Noninterest expense	3,408	3,450	3,624
Net income	543	547	513
Return on average equity	12.15%	12.78%	11.71%
Return on average economic capital[1]	30.03	33.81	30.45
Average loans	$104,102	$103,036	$102,201
Average deposits	251,121	252,705	255,432

(Dollars in billions)	At June 30 2012	At March 31 2012	At June 30 2011
Assets under management	$682.2	$693.0	$661.0
Total client balances[2]	2,192.1	2,241.3	2,205.7

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 24-27 of this press release.

[2]	Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans (including margin receivables).

Business Highlights

•	Pretax margin for the second quarter of 2012 was 20 percent, compared with 18 percent in the year-ago quarter.

•	Record asset management fees of $1.6 billion were driven by market gains and solid long-term assets under management flows.

•	Period-end loan balances for Global Wealth and Investment Management grew $2.5 billion, or 2.4 percent, from the first quarter of 2012 to a record $105.4 billion on higher securities-based lending.

•	The number of Wealth Advisors grew for the 12th consecutive quarter including Financial Advisors within the company's Consumer and Business Banking segment.

Financial Overview

Net income for Global Wealth and Investment Management rose 6 percent from the year-ago quarter to $543 million as lower revenue was more than offset by decreases in noninterest expense and lower provision for credit losses. Revenue declined 4 percent to $4.3 billion largely as a result of lower net interest income, primarily from the continued low rate environment, and lower transactional activity.

Noninterest expense decreased 6 percent from the year-ago quarter to $3.4 billion, due to lower FDIC expense and other volume-driven expenses as well as lower litigation and legal costs. The provision for credit losses decreased $25 million to $47 million from the year-ago quarter due to improving portfolio trends within the residential mortgage portfolio.

Assets under management (AUM) rose $21.2 billion to $682.2 billion from the year-ago quarter, driven by long-term AUM flows, while period-end loan balances were up $2.5 billion from the year-ago quarter to $105.4 billion.

All Other 1

	Three Months Ended
(Dollars in millions)	June 30 2012	March 31 2012	June 30 2011
Total revenue, net of interest expense, FTE basis	$388	$(614)	$2,550
Provision for credit losses	536	1,246	1,841
Noninterest expense	849	2,286	746
Net loss	(336)	(2,592)	(167)
Total average loans	257,341	264,112	287,840

[1]
All Other consists of two broad groupings, Equity Investments and Other. Equity Investments includes Global Principal Investments, Strategic and other investments. Other includes liquidating businesses, merger and restructuring charges, ALM activities such as the residential mortgage portfolio and investment securities, and activities including economic hedges, gains/losses on structured liabilities, the impact of certain allocation methodologies and accounting hedge ineffectiveness. Other also includes certain residential mortgage and discontinued real estate loans that are managed by Legacy Assets and Servicing within Consumer Real Estate Services.

All Other reported a net loss of $336 million in the second quarter of 2012, compared to a net loss of $167 million for the same period a year ago, as a decline in revenue was partially offset by lower provision for credit losses.

Equity investment income results reflected a loss of $63 million in the second quarter of 2012, compared to income of $1.1 billion in the year-ago quarter, as the year-ago quarter included dividends and gains on sales of certain equity investments. Gains on the sale of debt securities totaled $354 million in the second quarter of 2012, down from $831 million in the same period a year ago.

The second quarter of 2012 also included $505 million of net gains resulting from the repurchase of certain debt and trust-preferred securities and negative fair value adjustments on structured liabilities of $62 million, compared to positive fair value adjustments of $214 million in the second quarter of 2011. The first quarter of 2012 included negative fair value adjustments of $3.3 billion.

The decrease in the provision for credit losses was driven primarily by continued improvement in credit quality in the residential mortgage portfolio as well as a lower provision related to the Countrywide-purchased credit-impaired discontinued real estate and residential mortgage portfolios.

Corporate Overview

Revenue and Expense

	Three Months Ended
(Dollars in millions)	June 30 2012	March 31 2012	June 30 2011
Net interest income, FTE basis[1]	$9,782	$11,053	$11,493
Noninterest income	12,420	11,432	1,990
Total revenue, net of interest expense, FTE basis	22,202	22,485	13,483
Provision for credit losses	1,773	2,418	3,255
Noninterest expense[2]	17,048	19,141	22,856
Net income	2,463	653	(8,826)

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 24-27 of this press release. Net interest income on a GAAP basis was $9.5 billion, $10.8 billion and $11.2 billion for the three months ended June 30, 2012, March 31, 2012 and June 30, 2011. Total revenue, net of interest expense on a GAAP basis, was $22.0 billion, $22.3 billion and $13.2 billion for the three months ended June 30, 2012, March 31, 2012 and June 30, 2011.

[2]	Includes a goodwill impairment charge of $2.6 billion in the second quarter of 2011.

Revenue, net of interest expense, on an FTE basis rose $8.7 billion, or 65 percent, from the second quarter of 2011, driven largely by $14.0 billion of representations and warranties provision recorded in the year-ago quarter, partially offset by lower net interest income compared with the year-ago quarter.

Net interest income on an FTE basis decreased 15 percent from the year-ago quarter. The net interest yield fell 29 basis points from the year-ago quarter. These decreases were primarily driven by lower consumer loan balances and yields and decreased investment securities yields, partially offset by ongoing reductions in long-term debt balances. Net interest income for the second quarter of 2012 included unfavorable market-related impacts of premium amortization of $319 million and hedge ineffectiveness of $182 million.

Noninterest income increased $10.4 billion from the year-ago quarter, driven largely by a significant reduction in the provision for representations and warranties, partially offset by lower other income in the second quarter of 2012. The year-ago quarter included $14.0 billion in representations and warranties provision and a net gain on the sale of Balboa's lender-placed insurance business of $752 million.

Noninterest expense decreased $5.8 billion, or 25 percent from the year-ago quarter, to $17.0 billion. This was primarily due to a $2.6 billion non-cash, non-tax deductible goodwill impairment charge recorded in the year-ago quarter, lower litigation expense and a reduction in mortgage-related assessments, waivers and similar costs related to delayed foreclosures. Litigation expense was $963 million in the second quarter of 2012, compared to $2.2 billion in the year-ago quarter.

Income tax expense for the second quarter of 2012 was $684 million, resulting in a 22 percent effective tax rate. This compares to an income tax benefit of $4.0 billion on a $12.9 billion pretax loss in the year-ago quarter.

Credit Quality

	Three Months Ended
(Dollars in millions)	June 30 2012	March 31 2012	June 30 2011
Provision for credit losses	$1,773	$2,418	$3,255
Net charge-offs	3,626	4,056	5,665
Net charge-off ratio[1]	1.64%	1.80%	2.44%

	At June 30 2012	At March 31 2012	At June 30 2011
Nonperforming loans, leases and foreclosed properties	$25,377	$27,790	$30,058
Nonperforming loans, leases and foreclosed properties ratio[2]	2.87%	3.10%	3.22%
Allowance for loan and lease losses	$30,288	$32,211	$37,312
Allowance for loan and lease losses ratio[3]	3.43%	3.61%	4.00%

[1]	Net charge-off/loss ratios are calculated as net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.

[2]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[3]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve in the second quarter of 2012, with net charge-offs declining across most major portfolios and the provision for credit losses decreasing significantly, compared to the second quarter of 2011. Additionally, 30+ day performing delinquent loans, excluding fully-insured loans, declined across most major portfolios, and reservable criticized balances also continued to decline, down 42 percent from the year-ago period.

Net charge-offs of $3.6 billion for the second quarter of 2012 declined $430 million from the first quarter of 2012 and $2.0 billion from the second quarter of 2011. The improvement compared to both prior periods was impacted by the Card Services portfolios within CBB due to fewer delinquent loans. Also impacting the improvement from the year-ago period were lower bankruptcy filings. In addition, net charge-offs declined in the consumer real estate portfolios from both the first quarter of 2012 and the year-ago quarter, driven by fewer delinquent loans and lower refreshed valuation losses on loans greater than 180 days past due.

The provision for credit losses declined to $1.8 billion in the second quarter of 2012 from $2.4 billion in the first quarter of 2012 and $3.3 billion in the second quarter of 2011. The provision for credit losses for the second quarter of 2012 was $1.9 billion lower than net charge-offs, resulting in a reduction in the allowance for credit loss. This was driven primarily by reductions in the home equity portfolio primarily due to continued portfolio stabilization, as well as improvement in bankruptcies and delinquencies across the Card Services portfolio within CBB. The reserve reduction was also due to improvement in economic conditions impacting the core commercial portfolio, as evidenced by continued declines in reservable criticized and commercial nonperforming balances.

The allowance for loan and lease losses to annualized net charge-off coverage ratio increased in the second quarter of 2012 to 2.08 times, compared with 1.97 times in the first quarter of 2012 and 1.64 times in the second quarter of 2011. Excluding purchased credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.46 times, 1.43 times and 1.28 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $25.4 billion at June 30, 2012, a decrease from $27.8 billion at March 31, 2012 and $30.1 billion at June 30, 2011.

Capital and Liquidity Management

(Dollars in millions, except per share information)	At June 30 2012	At March 31 2012	At June 30 2011
Total shareholders’ equity	$235,975	$232,499	$222,176
Tier 1 common equity	134,082	131,602	114,684
Tier 1 common capital ratio	11.24%	10.78%	8.23%
Tier 1 capital ratio	13.80	13.37	11.00
Common equity ratio	10.05	9.80	9.09
Tangible book value per share[1]	$13.22	$12.87	$12.65
Book value per share	20.16	19.83	20.29

[1]	Tangible book value per share is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 24-27 of this press release.

The Tier 1 common capital ratio under Basel 1 increased significantly during the second quarter to 11.24 percent from 10.78 percent at March 31, 2012 and 8.23 percent at June 30, 2011. The Tier 1 capital ratio was 13.80 percent at June 30, 2012. This compares with 13.37 percent at March 31, 2012 and 11.00 percent at June 30, 2011.

In late 2010, the Basel Committee on Banking Supervision proposed Basel 3 rules with an implementation date of January 2013. U.S. regulators issued proposed rules for Basel 3 and final market risk rules in June 2012. Among other things, Basel 3 would substantially raise minimum capital requirements, change the definition of regulatory capital, introduce new liquidity and coverage ratios and propose a phased implementation of these changes over several years, with full implementation targeted for 2019.

The company's estimates under Basel 3, do not reflect the proposed U.S. Basel 3 rules, but are based on its current understanding of both the final U.S. market risk rules and BIS Basel 3 guidelines, assuming all relevant regulatory model approvals. These estimates under Basel 3 will evolve over time as the company's businesses change and as a result of further rulemaking or clarification by U.S. regulatory agencies. The final U.S. market risk rules and BIS Basel 3 guidelines require approval by banking regulators of certain models used as part of risk-weighted asset calculations. If these models are not approved, the company's capital ratio would likely be adversely impacted, which in some cases could be significant. In addition to Basel 1 requirements and capital ratios, these estimates assist management, investors and analysts in assessing capital adequacy and comparability under Basel 3 capital standards to other financial services companies. The company continues to evaluate the potential impact of proposed rules and anticipates it will be in compliance with any final rules by the proposed effective dates.

As of June 30, 2012, the company's Tier 1 common capital ratio on a Basel 3 fully phased-in basis was estimated at 8.10 percent.

At June 30, 2012, the company's total Global Excess Liquidity Sources were $378 billion, down only $28 billion from the first quarter of 2012 even as the company reduced long-term debt by $53 billion. On June 30, 2011, Global Excess Liquidity Sources were $402 billion. Time-to-required funding increased to a record 37 months at June 30, 2012 from 31 months at March 31, 2012 and 22 months at June 30, 2011.

During the second quarter of 2012, a cash dividend of $0.01 per common share was paid and the company recorded $365 million in preferred dividends. Period-end common shares issued and outstanding were 10.78 billion and 10.13 billion for the second quarter of 2012 and 2011, respectively.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss second-quarter 2012 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1734 (international) and the conference ID: 79795.

Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 56 million consumer and small business relationships with approximately 5,600 retail banking offices and approximately 16,200 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, including the expectation that Phase 2 of New BAC will yield annualized cost savings of $3 billion by mid-2015 and total New BAC savings of $8 billion; the company exceeding its previously announced 20 percent targeted Phase 1 cost savings by the end of 2012; the company's position for long-term growth; the company anticipates it will be in compliance with any final capital rules by the proposed effective dates; Basel 3 Tier 1 common ratio estimates are expected to evolve over time along with the Basel 3 rules, and changes in businesses and economic conditions will impact these estimates; and the company's liability management actions in the second quarter of 2012, and additional actions announced in the third quarter of 2012, are expected to benefit quarterly net interest income by approximately $300 million; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's 2011 Annual Report on Form 10-K, and in any of Bank of America's subsequent SEC filings; the company's resolution of differences with the government-sponsored enterprises (GSEs) regarding representations and warranties repurchase claims, including with respect to mortgage insurance rescissions, and foreclosure delays; the company's ability to resolve representations and warranties claims made by monolines and private-label and other investors, including as a result of any adverse court rulings, and the chance that the company could face related servicing, securities, fraud, indemnity or other claims from one or more of the monolines or private-label and other investors; if future representations and warranties losses occur in excess of the company's recorded liability for GSE exposures and in excess of the recorded liability and estimated range of possible loss for non-GSE exposures; uncertainties about the financial stability of several countries in the European Union (EU), the increasing risk that those countries may default on their sovereign debt or exit the EU and related stresses on financial markets, the Euro and the EU and the company's direct and indirect exposures to such risks; the uncertainty regarding the timing and final substance of any capital or liquidity standards, including the final Basel 3 requirements and their implementation for U.S. banks through rulemaking by the Federal Reserve, including anticipated requirements to hold higher levels of regulatory capital, liquidity and meet higher regulatory capital ratios as a result of final Basel 3 or other capital or liquidity standards; the negative impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the company's businesses and earnings, including as a result of additional regulatory interpretation and rulemaking and the success of the company's actions to mitigate such impacts; the company's satisfaction of its borrower assistance programs under the global settlement agreement with federal agencies and state attorneys general; adverse changes to the company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the company's assets and liabilities; unexpected claims, damages and fines resulting from pending or future litigation and regulatory proceedings; the company's ability to fully realize the cost savings and other anticipated benefits from Project New BAC, including in accordance with currently anticipated timeframes; and other similar matters.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (“BofA Global Capital Management”) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.

www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Six Months Ended June 30		Second Quarter 2012	First Quarter 2012	Second Quarter 2011
	2012	2011
Net interest income	$20,394	$23,425	$9,548	$10,846	$11,246
Noninterest income	23,852	16,688	12,420	11,432	1,990
Total revenue, net of interest expense	44,246	40,113	21,968	22,278	13,236
Provision for credit losses	4,191	7,069	1,773	2,418	3,255
Goodwill impairment	—	2,603	—	—	2,603
Merger and restructuring charges	—	361	—	—	159
All other noninterest expense (1)	36,189	40,175	17,048	19,141	20,094
Income (loss) before income taxes	3,866	(10,095)	3,147	719	(12,875)
Income tax expense (benefit)	750	(3,318)	684	66	(4,049)
Net income (loss)	$3,116	$(6,777)	$2,463	$653	$(8,826)
Preferred stock dividends	690	611	365	325	301
Net income (loss) applicable to common shareholders	$2,426	$(7,388)	$2,098	$328	$(9,127)

Earnings (loss) per common share	$0.23	$(0.73)	$0.19	$0.03	$(0.90)
Diluted earnings (loss) per common share	0.22	(0.73)	0.19	0.03	(0.90)

Summary Average Balance Sheet	Six Months Ended June 30		Second Quarter 2012	First Quarter 2012	Second Quarter 2011
	2012	2011
Total loans and leases	$906,610	$938,738	$899,498	$913,722	$938,513
Debt securities	335,001	335,556	342,244	327,758	335,269
Total earning assets	1,770,336	1,857,124	1,772,568	1,768,105	1,844,525
Total assets	2,190,868	2,338,826	2,194,563	2,187,174	2,339,110
Total deposits	1,031,500	1,029,578	1,032,888	1,030,112	1,035,944
Common shareholders’ equity	215,466	216,367	216,782	214,150	218,505
Total shareholders’ equity	234,062	232,930	235,558	232,566	235,067

Performance Ratios	Six Months Ended June 30		Second Quarter 2012	First Quarter 2012	Second Quarter 2011
	2012	2011
Return on average assets	0.29%	n/m	0.45%	0.12%	n/m
Return on average tangible shareholders’ equity (2)	3.94	n/m	6.16	1.67	n/m

Credit Quality	Six Months Ended June 30		Second Quarter 2012	First Quarter 2012	Second Quarter 2011
	2012	2011
Total net charge-offs	$7,682	$11,693	$3,626	$4,056	$5,665
Net charge-offs as a % of average loans and leases outstanding (3)	1.72%	2.53%	1.64%	1.80%	2.44%
Provision for credit losses	$4,191	$7,069	$1,773	$2,418	$3,255

			June 30 2012	March 31 2012	June 30 2011

Total nonperforming loans, leases and foreclosed properties (4)			$25,377	$27,790	$30,058
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (3)			2.87%	3.10%	3.22%
Allowance for loan and lease losses			$30,288	$32,211	$37,312
Allowance for loan and lease losses as a % of total loans and leases outstanding (3)			3.43%	3.61%	4.00%

For footnotes see page 20.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions, except per share data; shares in thousands)

Capital Management			June 30 2012	March 31 2012	June 30 2011

Risk-based capital (5):
Tier 1 common capital (6)			$134,082	$131,602	$114,684
Tier 1 common capital ratio (6)			11.24%	10.78%	8.23%
Tier 1 leverage ratio			7.82	7.79	6.86
Tangible equity ratio (7)			7.73	7.48	6.63
Tangible common equity ratio (7)			6.83	6.58	5.87

Period-end common shares issued and outstanding			10,776,869	10,775,604	10,133,190

	Six Months Ended June 30		Second Quarter 2012	First Quarter 2012	Second Quarter 2011
	2012	2011
Common shares issued	240,931	48,035	1,265	239,666	1,387
Average common shares issued and outstanding	10,714,881	10,085,479	10,775,695	10,651,367	10,094,928
Average diluted common shares issued and outstanding	11,509,945	10,085,479	11,556,011	10,761,917	10,094,928
Dividends paid per common share	$0.02	$0.02	$0.01	$0.01	$0.01

Summary Period-End Balance Sheet			June 30 2012	March 31 2012	June 30 2011

Total loans and leases			$892,315	$902,294	$941,257
Total debt securities			335,217	331,245	331,052
Total earning assets			1,737,809	1,744,452	1,772,293
Total assets			2,160,854	2,181,449	2,261,319
Total deposits			1,035,225	1,041,311	1,038,408
Total shareholders’ equity			235,975	232,499	222,176
Common shareholders’ equity			217,213	213,711	205,614
Book value per share of common stock			$20.16	$19.83	$20.29
Tangible book value per share of common stock (2)			13.22	12.87	12.65

(1)	Excludes merger and restructuring charges and goodwill impairment charges.

(2)
Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 24-27.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Reflects preliminary data for current period risk-based capital.

(6)	Tier 1 common capital ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(7)
Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 24-27.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Second Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,326	$2,521	$4,285	$3,365	$4,317	$388
Provision for credit losses	1,131	186	(113)	(14)	47	536
Noninterest expense	4,359	3,556	2,165	2,711	3,408	849
Net income (loss)	1,156	(768)	1,406	462	543	(336)
Return on average allocated equity	8.70%	n/m	12.31%	10.84%	12.15%	n/m
Return on average economic capital (2)	20.31	n/m	26.83	14.92	30.03	n/m
Balance Sheet
Average
Total loans and leases	$136,872	$106,725	$267,812	n/m	$104,102	$257,341
Total deposits	476,580	n/m	239,054	n/m	251,121	31,274
Allocated equity	53,452	14,116	45,958	$17,132	17,974	86,926
Economic capital (2)	22,967	14,116	21,102	12,524	7,353	n/m
Period end
Total loans and leases	$135,523	$105,304	$265,393	n/m	$105,395	$253,505
Total deposits	481,939	n/m	241,344	n/m	249,755	27,157

	First Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,422	$2,674	$4,450	$4,193	$4,360	$(614)
Provision for credit losses	877	507	(238)	(20)	46	1,246
Noninterest expense	4,247	3,905	2,177	3,076	3,450	2,286
Net income (loss)	1,455	(1,145)	1,590	798	547	(2,592)
Return on average allocated equity	11.05%	n/m	13.98%	17.52%	12.78%	n/m
Return on average economic capital (2)	26.16	n/m	30.67	23.54	33.81	n/m
Balance Sheet
Average
Total loans and leases	$141,578	$110,755	$277,074	n/m	$103,036	$264,112
Total deposits	466,240	n/m	237,531	n/m	252,705	39,774
Allocated equity	52,947	14,791	45,719	$18,317	17,228	83,564
Economic capital (2)	22,425	14,791	20,858	13,669	6,587	n/m
Period end
Total loans and leases	$138,909	$109,264	$272,279	n/m	$102,903	$260,005
Total deposits	486,162	n/m	237,602	n/m	252,755	30,150

	Second Quarter 2011
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$8,681	$(11,315)	$4,659	$4,413	$4,495	$2,550
Provision for credit losses	400	1,507	(557)	(8)	72	1,841
Noninterest expense	4,377	8,625	2,221	3,263	3,624	746
Net income (loss)	2,502	(14,506)	1,921	911	513	(167)
Return on average allocated equity	19.10%	n/m	16.37%	15.90%	11.71%	n/m
Return on average economic capital (2)	45.87	n/m	34.06	19.99	30.45	n/m
Balance Sheet
Average
Total loans and leases	$155,122	$121,683	$260,144	n/m	$102,201	$287,840
Total deposits	467,179	n/m	235,662	n/m	255,432	48,109
Allocated equity	52,559	17,139	47,060	$22,990	17,560	77,759
Economic capital (2)	21,903	14,437	22,632	18,344	6,854	n/m
Period end
Total loans and leases	$153,391	$121,553	$263,065	n/m	$102,878	$287,424
Total deposits	465,457	n/m	244,025	n/m	255,796	43,768

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Return on average economic capital is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 24-27.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Year-to-Date Results by Business Segment
(Dollars in millions)
	Six Months Ended June 30, 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$14,748	$5,195	$8,735	$7,558	$8,677	$(226)
Provision for credit losses	2,008	693	(351)	(34)	93	1,782
Noninterest expense	8,606	7,461	4,342	5,787	6,858	3,135
Net income (loss)	2,611	(1,913)	2,996	1,260	1,090	(2,928)
Return on average allocated equity	9.87%	n/m	13.14%	14.29%	12.46%	n/m
Return on average economic capital (2)	23.20	n/m	28.74	19.42	31.81	n/m
Balance Sheet
Average
Total loans and leases	$139,225	$108,740	$272,443	n/m	$103,569	$260,727
Total deposits	471,410	n/m	238,292	n/m	251,913	35,524
Allocated equity	53,199	14,454	45,838	$17,725	17,601	85,245
Economic capital (2)	22,696	14,454	20,980	13,096	6,970	n/m
Period end
Total loans and leases	$135,523	$105,304	$265,393	n/m	$105,395	$253,505
Total deposits	481,939	n/m	241,344	n/m	249,755	27,157

	Six Months Ended June 30, 2011
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$17,147	$(9,252)	$9,360	$9,685	$8,991	$4,647
Provision for credit losses	1,061	2,605	(681)	(41)	118	4,007
Noninterest expense	8,938	13,402	4,531	6,376	7,213	2,679
Net income (loss)	4,544	(16,906)	3,504	2,306	1,055	(1,280)
Return on average allocated equity	17.25%	n/m	14.75%	18.85%	11.98%	n/m
Return on average economic capital (2)	40.90	n/m	30.14	23.23	30.72	n/m
Balance Sheet
Average
Total loans and leases	$158,033	$121,125	$258,508	n/m	$101,530	$288,068
Total deposits	462,136	n/m	230,744	n/m	257,066	49,110
Allocated equity	53,126	17,933	47,891	$24,667	17,745	71,568
Economic capital (2)	22,450	15,211	23,461	20,069	7,028	n/m
Period end
Total loans and leases	$153,391	$121,553	$263,065	n/m	$102,878	$287,424
Total deposits	465,457	n/m	244,025	n/m	255,796	43,768

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Return on average economic capital is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 24-27.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	Six Months Ended June 30		Second Quarter 2012	First Quarter 2012	Second Quarter 2011
	2012	2011
Net interest income	$20,835	23,890	$9,782	$11,053	$11,493
Total revenue, net of interest expense	44,687	40,578	22,202	22,485	13,483
Net interest yield (2)	2.36%	2.58%	2.21%	2.51%	2.50%
Efficiency ratio	80.98	n/m	76.79	85.13	n/m

Other Data			June 30 2012	March 31 2012	June 30 2011
Number of banking centers - U.S.			5,594	5,651	5,742
Number of branded ATMs - U.S.			16,220	17,255	17,817
Ending full-time equivalent employees			275,460	278,688	288,084

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 24-27.

(2)
Calculation includes fees earned on overnight deposits placed with the Federal Reserve of $99 million and $112 million for the six months ended June 30, 2012 and 2011; $52 million and $47 million for the second and first quarters of 2012, and $49 million for the second quarter of 2011, respectively.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Return on average tangible common shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total ending shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders’ equity as key measures to support our overall growth goals.
In addition, the Corporation evaluates its business segment results based on return on average economic capital, a non-GAAP financial measure. Return on average economic capital for the segments is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents average allocated equity less goodwill and a percentage of intangible assets. It also believes the use of this non-GAAP financial measure provides additional clarity in assessing the segments.
In certain presentations, earnings and diluted earnings per common share, the efficiency ratio, return on average assets, return on common shareholders’ equity, return on average tangible common shareholders’ equity and return on average tangible shareholders’ equity are calculated excluding the impact of a goodwill impairment charge of $2.6 billion recorded in the second quarter of 2011. Accordingly, these are non-GAAP financial measures.
See the tables below and on pages 25-27 for reconciliations of these non-GAAP financial measures with financial measures defined by GAAP for the three months ended June 30, 2012, March 31, 2012 and June 30, 2011 and the six months ended June 30, 2012 and 2011. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Six Months Ended June 30		Second Quarter 2012	First Quarter 2012	Second Quarter 2011
	2012	2011
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$20,394	$23,425	$9,548	$10,846	$11,246
Fully taxable-equivalent adjustment	441	465	234	207	247
Net interest income on a fully taxable-equivalent basis	$20,835	$23,890	$9,782	$11,053	$11,493

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$44,246	$40,113	$21,968	$22,278	$13,236
Fully taxable-equivalent adjustment	441	465	234	207	247
Total revenue, net of interest expense on a fully taxable-equivalent basis	$44,687	$40,578	$22,202	$22,485	$13,483

Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charge

Total noninterest expense	$36,189	$43,139	$17,048	$19,141	$22,856
Goodwill impairment charge	—	(2,603)	—	—	(2,603)
Total noninterest expense, excluding goodwill impairment charge	$36,189	$40,536	$17,048	$19,141	$20,253

Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis

Income tax expense (benefit)	$750	$(3,318)	$684	$66	$(4,049)
Fully taxable-equivalent adjustment	441	465	234	207	247
Income tax expense (benefit) on a fully taxable-equivalent basis	$1,191	$(2,853)	$918	$273	$(3,802)

Reconciliation of net income (loss) to net income (loss), excluding goodwill impairment charge

Net income (loss)	$3,116	$(6,777)	$2,463	$653	$(8,826)
Goodwill impairment charge	—	2,603	—	—	2,603
Net income (loss), excluding goodwill impairment charge	$3,116	$(4,174)	$2,463	$653	$(6,223)

Reconciliation of net income (loss) applicable to common shareholders to net income (loss) applicable to common shareholders, excluding goodwill impairment charge

Net income (loss) applicable to common shareholders	$2,426	$(7,388)	$2,098	$328	$(9,127)
Goodwill impairment charge	—	2,603	—	—	2,603
Net income (loss) applicable to common shareholders, excluding goodwill impairment charge	$2,426	$(4,785)	$2,098	$328	$(6,524)

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Six Months Ended June 30		Second Quarter 2012	First Quarter 2012	Second Quarter 2011
	2012	2011
Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$215,466	$216,367	$216,782	$214,150	$218,505
Goodwill	(69,971)	(73,834)	(69,976)	(69,967)	(73,748)
Intangible assets (excluding mortgage servicing rights)	(7,701)	(9,580)	(7,533)	(7,869)	(9,394)
Related deferred tax liabilities	2,663	2,983	2,626	2,700	2,932
Tangible common shareholders’ equity	$140,457	$135,936	$141,899	$139,014	$138,295

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$234,062	$232,930	$235,558	$232,566	$235,067
Goodwill	(69,971)	(73,834)	(69,976)	(69,967)	(73,748)
Intangible assets (excluding mortgage servicing rights)	(7,701)	(9,580)	(7,533)	(7,869)	(9,394)
Related deferred tax liabilities	2,663	2,983	2,626	2,700	2,932
Tangible shareholders’ equity	$159,053	$152,499	$160,675	$157,430	$154,857

Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity

Common shareholders’ equity	$217,213	$205,614	$217,213	$213,711	$205,614
Goodwill	(69,976)	(71,074)	(69,976)	(69,976)	(71,074)
Intangible assets (excluding mortgage servicing rights)	(7,335)	(9,176)	(7,335)	(7,696)	(9,176)
Related deferred tax liabilities	2,559	2,853	2,559	2,628	2,853
Tangible common shareholders’ equity	$142,461	$128,217	$142,461	$138,667	$128,217

Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity

Shareholders’ equity	$235,975	$222,176	$235,975	$232,499	$222,176
Goodwill	(69,976)	(71,074)	(69,976)	(69,976)	(71,074)
Intangible assets (excluding mortgage servicing rights)	(7,335)	(9,176)	(7,335)	(7,696)	(9,176)
Related deferred tax liabilities	2,559	2,853	2,559	2,628	2,853
Tangible shareholders’ equity	$161,223	$144,779	$161,223	$157,455	$144,779

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,160,854	$2,261,319	$2,160,854	$2,181,449	$2,261,319
Goodwill	(69,976)	(71,074)	(69,976)	(69,976)	(71,074)
Intangible assets (excluding mortgage servicing rights)	(7,335)	(9,176)	(7,335)	(7,696)	(9,176)
Related deferred tax liabilities	2,559	2,853	2,559	2,628	2,853
Tangible assets	$2,086,102	$2,183,922	$2,086,102	$2,106,405	$2,183,922

Book value per share of common stock

Common shareholders’ equity	$217,213	$205,614	$217,213	$213,711	$205,614
Ending common shares issued and outstanding	10,776,869	10,133,190	10,776,869	10,775,604	10,133,190
Book value per share of common stock	$20.16	$20.29	$20.16	$19.83	$20.29

Tangible book value per share of common stock

Tangible common shareholders’ equity	$142,461	$128,217	$142,461	$138,667	$128,217
Ending common shares issued and outstanding	10,776,869	10,133,190	10,776,869	10,775,604	10,133,190
Tangible book value per share of common stock	$13.22	$12.65	$13.22	$12.87	$12.65

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Six Months Ended June 30		Second Quarter 2012	First Quarter 2012	Second Quarter 2011
	2012	2011
Reconciliation of return on average economic capital

Consumer & Business Banking

Reported net income	$2,611	$4,544	$1,156	$1,455	$2,502
Adjustment related to intangibles (1)	7	9	4	3	2
Adjusted net income	$2,618	$4,553	$1,160	$1,458	$2,504

Average allocated equity	$53,199	$53,126	$53,452	$52,947	$52,559
Adjustment related to goodwill and a percentage of intangibles	(30,503)	(30,676)	(30,485)	(30,522)	(30,656)
Average economic capital	$22,696	$22,450	$22,967	$22,425	$21,903

Consumer Real Estate Services

Reported net loss	$(1,913)	$(16,906)	$(768)	$(1,145)	$(14,506)
Adjustment related to intangibles (1)	—	—	—	—	—
Goodwill impairment charge	—	2,603	—	—	2,603
Adjusted net loss	$(1,913)	$(14,303)	$(768)	$(1,145)	$(11,903)

Average allocated equity	$14,454	$17,933	$14,116	$14,791	$17,139
Adjustment related to goodwill and a percentage of intangibles (excluding mortgage servicing rights)	—	(2,722)	—	—	(2,702)
Average economic capital	$14,454	$15,211	$14,116	$14,791	$14,437

Global Banking

Reported net income	$2,996	$3,504	$1,406	$1,590	$1,921
Adjustment related to intangibles (1)	2	3	1	1	1
Adjusted net income	$2,998	$3,507	$1,407	$1,591	$1,922

Average allocated equity	$45,838	$47,891	$45,958	$45,719	$47,060
Adjustment related to goodwill and a percentage of intangibles	(24,858)	(24,430)	(24,856)	(24,861)	(24,428)
Average economic capital	$20,980	$23,461	$21,102	$20,858	$22,632

Global Markets

Reported net income	$1,260	$2,306	$462	$798	$911
Adjustment related to intangibles (1)	5	6	3	2	3
Adjusted net income	$1,265	$2,312	$465	$800	$914

Average allocated equity	$17,725	$24,667	$17,132	$18,317	$22,990
Adjustment related to goodwill and a percentage of intangibles	(4,629)	(4,598)	(4,608)	(4,648)	(4,646)
Average economic capital	$13,096	$20,069	$12,524	$13,669	$18,344

Global Wealth & Investment Management

Reported net income	$1,090	$1,055	$543	$547	$513
Adjustment related to intangibles (1)	12	16	6	6	7
Adjusted net income	$1,102	$1,071	$549	$553	$520

Average allocated equity	$17,601	$17,745	$17,974	$17,228	$17,560
Adjustment related to goodwill and a percentage of intangibles	(10,631)	(10,717)	(10,621)	(10,641)	(10,706)
Average economic capital	$6,970	$7,028	$7,353	$6,587	$6,854

For footnote see page 27.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Six Months Ended June 30		Second Quarter 2012	First Quarter 2012	Second Quarter 2011
	2012	2011
Consumer & Business Banking

Deposits

Reported net income	$500	$795	$190	$310	$433
Adjustment related to intangibles (1)	1	1	1	—	—
Adjusted net income	$501	$796	$191	$310	$433

Average allocated equity	$23,588	$23,627	$23,982	$23,194	$23,612
Adjustment related to goodwill and a percentage of intangibles	(17,929)	(17,955)	(17,926)	(17,932)	(17,951)
Average economic capital	$5,659	$5,672	$6,056	$5,262	$5,661

Card Services

Reported net income	$1,967	$3,516	$929	$1,038	$1,944
Adjustment related to intangibles (1)	6	8	3	3	2
Adjusted net income	$1,973	$3,524	$932	$1,041	$1,946

Average allocated equity	$20,598	$21,580	$20,525	$20,671	$21,016
Adjustment related to goodwill and a percentage of intangibles	(10,476)	(10,624)	(10,460)	(10,492)	(10,607)
Average economic capital	$10,122	$10,956	$10,065	$10,179	$10,409

Business Banking

Reported net income	$144	$233	$37	$107	$125
Adjustment related to intangibles (1)	—	—	—	—	—
Adjusted net income	$144	$233	$37	$107	$125

Average allocated equity	$9,013	$7,919	$8,945	$9,082	$7,931
Adjustment related to goodwill and a percentage of intangibles	(2,098)	(2,097)	(2,099)	(2,098)	(2,098)
Average economic capital	$6,915	$5,822	$6,846	$6,984	$5,833

(1)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.